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                         [Eide Bailly LLP Letterhead]



                        Consent of Independent Auditor


We consent to the inclusion, in Form SB-2, of our audit report of the financial statements of Western Plains Energy, L.L.C. as of and for the period ended December 31, 2001, as part of its Registration Statement on Form SB-2, and to the reference to our firm therein.

/s/ Eide Bailly LLP


Bloomington, Minnesota
May 31, 2002